Exhibit 10.1

INVESTOR RELATIONS AGREEMENT

This INVESTOR RELATIONS AGREEMENT (this “Agreement”) is made as of October 8, 2019 (the “Effective Date”), by and between DAYBREAK OIL AND GAS, INC., a Washington corporation (“Daybreak” or the “Company”), and BEAR TO BULL INVESTOR RELATIONS, LLC, an Illinois limited liability company (the “Consultant”).

WHEREAS, the Consultant and Company previously entered into that certain Investor Relations Agreement dated June 1, 2009 (the “Previous Investor Relations Agreement”);

WHEREAS, the term of the Previous Investor Relations Agreement has expired and the parties desire to enter into a new agreement by executing and delivering this Agreement; and

WHEREAS, this Agreement shall supersede the terms and conditions of the Previous Investor Relations Agreement.

NOW THEREFORE, the parties agree as follows:

1.

Services.

(a)

Services to be Provided. Pursuant to the terms of this Agreement, Daybreak hereby engages the Consultant to provide investor relations services as may be requested, from time to time, by Daybreak.  The investor relations services to be provided may include, but are not limited to, i) developing a Company communication program, ii) designing a corporate fact sheet for distribution to brokers, analysts, and other industry personnel, iii) assisting in organizing and preparing for one-on-one and group meetings with industry professionals for presentations by Company management, iv) preparing targeted mailings, v) assisting in drafting news releases and other corporate materials, vi) handling investor inquiries, and vii) providing other related services (collectively, the services to be provided hereunder are referred to as the “Services”).

(b)

Non-Exclusivity. The Consultant shall devote such of its time and effort as may be necessary to discharge its duties hereunder.  The Company acknowledges that the Consultant engages in other business activities, and that it will continue such activities during the term of this Agreement.  The Consultant shall not be restricted from engaging in other business activities during the term of this Agreement.  Further, the Company acknowledges that the Services to be provided by the Consultant hereunder are to be provided on a non-exclusive basis such that the Consultant shall be permitted to perform any one or more of the Services to any other parties.

2.

Compensation.

(a)

Retainer.  In consideration for the Services to be provided hereunder, the Company shall pay the Consultant a retainer fee of $9,000 ** per month (the “Retainer”) for each calendar month during the term of this Agreement (it being understood that the Retainer for any partial month shall be prorated based on the number of days in the applicable month that Services will be provided, divided by the actual number of days in the applicable month).  Unless otherwise agreed upon by the parties, the Retainer shall be payable in cash.  The Retainer shall be paid, in advance, on or before the first day of each calendar month with the first payment due on the Effective Date, which amount shall be prorated based on the number of days remaining in the month divided by total number of days of such month.  The Consultant reserves its right to suspend providing Services hereunder if the Retainer is not received by the 5th day of the calendar month.

**  Due to the current financial condition of the Company, including the restructuring and renegotiation of debt, the following retainer schedule will apply until the Company meets drilling goals.

January and February 2019 no compensation will be paid.  March and April will include compensation of $500 per month.  May and June will include compensation of $1,500 per month.  If the Company does not have two wells drilled and completed in California by June 30, 2019, and if the price of West Texas Intermediate Oil is below $50 per barrel, then compensation continues at $1,500 per month.  If the Company has successfully drilled and completed two wells in California and the price of West Texas Intermediate Oil is above $50 per barrel on or after June 30, 2019, then compensation rises to $2,000 per month.  For every well that is drilled and completed after the initial two wells, $2,000 per month will be added to the compensation until the contracted rate of $9,000 per month is attained.  ***  If the Company drills ONE successful well in Michigan at any point from the signing of this contract, then two months after the well is put on production, compensation will go to the full $9,000 per month (a month is defined as any calendar day of that month.  For example, if the well is put on-line on June 28, June is the first month, July is the second month, and full pay of $9,000 per month would start on August 1).  Once the full $9,000 is established, compensation will be increased at a rate using the prior year’s CPI inflation index.  If there is deflation, compensation stays the same, and is not decreased.  The adjustment, if any, will be made at the beginning of each calendar year.

(b)

Equity Compensation.  In addition to any equity (2,000,000 shares of common stock) issued prior to the date hereof, the Company shall deliver warrants equal to 2,100,000 shares of common stock, with a strike price of $.01 (one cent), with an expiration date of January 2, 2024.  Such warrants shall be subject to a three (3) year vesting provision and vest in equal amounts on January 2, 2020; January 2, 2021; and January 2, 2022; provided, however, that no warrant shall vest (and instead such vesting will continue) if the vesting would cause the Consultant’s beneficial ownership of common stock of the Company to exceed four and ninety-nine one-hundredths percent (4.99%) of the Company’s issued and outstanding equity interests at any time.

(c)

The warrant shall contain an exercise blocker provision preventing exercise of any warrant to the extent it would cause the Consultant’s ownership percentage of the Company’s stock to exceed four and ninety-nine one-hundredths percent (4.99%).  The warrant shall also provide that, in the event the Consultant terminates this Agreement for any reason, or the Company terminates the Agreement for Cause, the unvested warrants shall be automatically forfeited as of the date of such termination.  “Cause” shall be defined as (a) the Consultant’s conviction of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude, fraud, misappropriation, or embezzlement or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate; (b) the Consultant’s material breach of the provisions of this Agreement or a material violation of the Company’s code of conduct or other written policy and the Consultant’s failure to cure such breach within five (5) days of receipt of notice of the breach from the Company; (c) the Consultant’s violation of any securities laws or causing the Company to violate the same or any laws, rules or regulations applicable to the Company; or (d) willful conduct by the Consultant that is demonstrably and materially injurious to the Company, monetarily or otherwise.

(d)

Reimbursement of Expenses. In addition to all other fees payable to the Consultant hereunder, the Company also agrees to reimburse the Consultant for all reasonable out-of-pocket expenses incurred in connection with the performance of Services hereunder.  These out-of-pocket expenses shall include, but are not limited to, expenses related to ordinary and necessary travel, lodging, postage, courier services, printing and production services, wire services for news releases, renting of audio-visual equipment, purchasing of shareholder lists and other expenses.  The Consultant shall provide the Company with receipts or other supporting documentation and other substantiation of reimbursable expenses.  All such reimbursements shall be payable by the Company to the Consultant within 20 days after receipt by the Company of the appropriate documentation for the expense incurred.

(e)

Performance Bonus:  Should the Company initiate a Bonus Plan for its executives during the time of this contract, then Consultant will automatically be included in said Bonus Plan.  The terms of the compensation will be such that Consultant receives no less bonus as the second highest compensated party.  Should the CEO be the only person to be included in the Bonus Plan, then Consultant will be compensated at a rate of 75% of the CEO’s bonus.

(f)

Note Payable:  It is agreed that the Company and the Consultant have negotiated past-due fees due to the Consultant.  The Company has converted a portion of that past-due fees into a note payable.  The terms of the note are as follows:  $120,000 owed to Consultant.  The term of the note is three (3) years, with a maturity date of January 1, 2022.  Interest starts accruing on January 1, 2019.  Interest rate for duration of note is 10%.  Interest is payable on an annual basis with the first payment starting on January 1, 2020.  If an interest payment is missed, then the entire interest payment can be converted to shares common stock using an average closing price for the prior ten (10) days from when the interest was due.  The Consultant has forgiven a portion of past fees due to him.  The Company and the Consultant agree that the note payable will be deemed as income only as it is paid, including principal.  This note payable, along with the common stock issuance described above under Section 2.(b), are deemed as accepted compensation for all past due monies.

(g)

Rent:  Rent of $850 per month, is payable to Consultant, starting July 1, 2019, or, starting 2 months after a successful well in Michigan, whichever is sooner.  Rent will be increased using the prior year’s CPI inflation index.  If there is deflation, rent stays the same and does not decrease.  Adjustment to rent will be made at the beginning of each calendar year.

3.

Term of Agreement.  This Agreement will become effective on the Effective Date and will continue for an initial period of three (3) years thereafter (the “Initial Term”), unless terminated earlier by the Consultant for any reason upon providing thirty (30) days’ prior written notice to the Company.  The Initial Term may only be terminated prior to its expiration by the Company for Cause upon written notice.  The Initial Term shall automatically extend for additional successive twelve (12) month periods (each period is a “Renewal Term” and collectively, the Initial Term as it may be terminated or extended by any Renewal Term is herein referred to as the “Term”) unless either party provides to the other party written notice of such party’s intent not to renew the then-current Term for an additional twelve (12) month period at least thirty (30) days prior to the expiration of the then-current Term.  During any Renewal Term, either party may terminate this Agreement for any reason upon providing thirty (30) days’ prior written notice to the other party.  Notwithstanding the foregoing, the Company may immediately terminate this Agreement for Cause upon written notice to the Consultant, and the Consultant may immediately terminate this Agreement without providing thirty (30) days’ prior written notice in the event the Company breaches any of its material obligations hereunder, and the Company fails to cure such breach within five (5) days of receipt of notice of the breach from the Consultant.

4.

Cessation of Rights and Obligations; Survival of Certain Provisions.  Upon termination or expiration of the Term of this Agreement, all of the respective rights, duties, obligation and covenants of the parties, as set forth herein, shall, except as specifically provided herein to the contrary, cease and become of no further force or effect as of the date of said termination, and shall only survive as expressly provided for herein.

5.

Cessation of Compensation.  Upon termination or expiration of the Term of this Agreement, the Consultant shall be entitled to no further compensation or severance, except: (i) to the extent that the Consultant has not been paid the Retainer through the date of termination or expiration, the Consultant shall be entitled to the Retainer for Services that have been provided through the date of termination or expiration; and (ii) the Consultant shall be entitled to reimbursement for business expenses incurred in connection with providing Services prior to termination or expiration of the Term of this Agreement.

6.

Indemnification.  The Company agrees to defend, indemnify and hold harmless the Consultant and its affiliates, stockholders, members, directors, officers, employees, agents, successors and assigns (each an “Indemnified Person”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever (including, without limitation, reasonable attorneys’ fees) arising out of, relating to or  based upon (i) the Company’s breach of this Agreement; (ii) the Company making any untrue statement or alleged untrue statement of a material fact, or an omission or alleged omission to state a material fact required to be stated, in any (a) written document or other written material provided by the Company to the Consultant or (b) oral statement or representation made by any director, officer or other employee of the Company to the Consultant for the purpose of, and with the intention that, the Consultant publicize, announce, divulge, communicate, repeat, report or otherwise disclose the information to any third party; or (iii) Consultant’s violation or alleged  violation of any rules, regulations or other provisions arising out of, or related to, the “Federal Do Not Call List.” Any Indemnified Person seeking indemnification shall promptly give the Company written notice describing in reasonable detail the facts giving rise to any claims for indemnification hereunder.  It is further agreed that the foregoing indemnity shall be in addition to any rights that either party may have at common law or otherwise, including, but not limited to, any right to contribution.  The obligations of this Section 6 shall survive the termination of this Agreement.

7.

Confidential Information.

(a)

Non-disclosure.  The Consultant acknowledges and agrees that in the course of, or incident to, its provision of Services to the Company, the Company may provide to the Consultant, and the Consultant may otherwise have access to, the Company’s trade secrets and confidential information (collectively and singularly known as “Confidential Information” and defined further below).  Except as will be necessary in the performance of the Consultant’s obligations hereunder, the Consultant will not disclose or use for the Consultant’s direct or indirect benefit, or the direct or indirect benefit of any third party, and the Consultant will maintain, both during and after this Agreement, the confidentiality of any Confidential Information of the Company.  Upon the Company’s written consent permitting the Consultant to provide or disclose any Confidential Information, the Consultant agrees to advise and inform any third party regarding the confidential nature of such information, and require that such third party independently agrees in writing to be bound by the terms and conditions set forth in Section 7 hereof.

(b)

Confidential Information Defined. For purposes of this Agreement, “Confidential Information” means any and all proprietary information of the Company that derives independent economic value by virtue of its not being known to the Company’s competitors or the general public including, but not limited to, customer lists, customer information, intellectual property, employee lists, employee information, prospect lists, prospect information, pricing information, inventions, research and development, financial statements, marketing plans, management systems and procedures, trade secrets, supplier lists, sales techniques, software specifications and information, results of research and development, whether complete or in process, and any other information which the Company identifies in writing and provided to the Company as Confidential Information.

For the purposes of this Agreement, “Confidential Information” shall not include information which: (i) had been made previously available to the public by the Company; (ii) is or becomes generally available to the public, unless the information being made available to the public results in a breach of this Agreement; (iii) prior to disclosure to the Consultant or the Consultant’s representatives or agents, was already rightfully in any such person’s possession without any requirement of confidentiality; or (iv) is obtained by the Consultant or the Consultant’s representatives or agents from a third party who is lawfully in possession of such information, and not in violation of any contractual, legal or fiduciary obligation to the Company, with respect to such information and who does not require the Consultant to refrain from disclosing such information to others.  In any dispute relating to the obligations under this Section 7, the burden of proof will be on the party receiving the Confidential Information to show that the exclusions herein apply.

(c)

Safeguard of Confidential Information; Ownership.  The Consultant will deliver to the Company at the termination of this Agreement, or at any other time that the Company may request, all memoranda, notes, plans, records, diskettes, tapes and other storage media, documentation and other materials (and copies thereof) containing Confidential Information, no matter where such material is located and no matter what form the material may be in, which the Consultant may then possess or have under its control.  If requested by the Company, the Consultant will provide to the Company written confirmation that all such materials have been delivered to the Company or have been destroyed.  The Consultant will take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. All Confidential Information and any and all results derived therefrom in any way will at all times remain the sole property of the Company.

(d)

Survival. The obligations of this Section 7 shall survive the termination of this Agreement.

(e)

Trading. The Consultant acknowledges that, from time to time, it may be in possession of Confidential Information which information may also be “material, non-public information” and that, therefore, while in possession of such information, neither the Consultant, nor any of its officers, directors, members or employees will buy or sell or otherwise trade in the securities of the Company except while not in possession of material, non-public information and during Company established written policies commonly referred to as “trading windows” to “trading black out periods.”

8.

Miscellaneous.

(a)

Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered, delivered by guaranteed next-day delivery or sent by facsimile (with confirmation of transmission) or shall be deemed given on the third business day when mailed by registered or certified mail, as follows (provided that the notice of change of address shall be deemed given only when received):

(i)

If to the Consultant to: Bear to Bull Investor Relations, LLC, 200 Armstrong St. Ste. 1, Morris, IL 60450, telephone: (815) 942-2581, fax: (815) 942-4060, Attention: Mr. Edward Capko.

(ii)

If to the Company, to: Daybreak Oil and Gas, Inc. 601 1101 N. Argonne Rd., Ste. A 211, Spokane, Washington 99212, telephone: (509) 232-7674, fax: (509) 232-2220, Attention: Mr. Jim Westmoreland.

or to such other names or addresses as the Company or the Consultant, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section 8(a).

(b)

Independent Contractor.  The Consultant acknowledges that it is not an officer, director or agent of the Company, it is not, and will not, be responsible for any management decisions on behalf of the Company, and may not commit the Company to any action.  The Company represents that the Consultant does not have, through stock ownership or otherwise, the power to control the Company, or to exercise any dominating influences over its management.  The Consultant understands and acknowledges that this Agreement shall not create or imply any agency relationship among the parties, and Consultant will not commit the Company in any manner except when a commitment has been specifically authorized in writing by the Company.  The Company and the Consultant agree that the relationship among the parties shall be that of independent contractor.

(c)

Entire Agreement; Amendments. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements.  This Agreement may be amended, modified or supplemented at any time by the parties by a written instrument signed by all of the parties.

(d)

Severability. The invalidity or unenforceability of one or more provisions of this Agreement shall not affect the validity or enforceability of any of the other provisions, and this Agreement shall be construed as if such invalid or unenforceable provisions were omitted.

(e)

Governing Law; Jurisdiction.  This Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of Illinois, and the parties agree that any suit, action or proceeding with respect to this Agreement shall be brought in the courts of Cook County in the State of Illinois or in the U.S. District Court for the Northern District of Illinois.  The parties hereto hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding.  Venue for any such action, in addition to any other venue permitted by statute, will be Cook County, Illinois.  All parties hereto waive their right to trial by jury with respect to the adjudication of any dispute hereunder.

(f)

Waiver.  The failure of any party to insist, in any one or more instances, upon the performance of any of the terms or conditions of this Agreement or to exercise any right, shall not be construed as a waiver of the future performance of any such term or condition or the future exercise of such right.

(g)

Assignment and Delegation. No party will have the right to assign its rights under this Agreement or delegate any of its obligations under this Agreement without the other party’s prior written consent.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers or representatives on the date indicated below.

DAYBREAK OIL AND GAS, INC.

By:	/s/ JAMES F. WESTMORELAND

Name: James F. Westmoreland
Title: President and Chief Executive Officer

BEAR TO BULL INVESTOR RELATIONS, LLC

By:	/s/ EDWARD CAPKO

Name: Edward Capko
Title: President